UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Transgenomic, Inc.

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TRANSGENOMIC, INC.
12325 Emmet Street
Omaha, Nebraska 68164

April 29, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held at our principal executive offices, 12325 Emmet Street, Omaha, Nebraska, on Thursday, June 2, 2016 at 9:30 a.m., Central Daylight Time.

At the 2016 Annual Meeting, stockholders will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders and the proxy statement, which describe the formal business to be conducted at the 2016 Annual Meeting and follow this letter.
It is important that your shares are represented and voted at the 2016 Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the 2016 Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. Voting electronically, by telephone, or by returning your proxy card in advance of the 2016 Annual Meeting does not deprive you of your right to attend the 2016 Annual Meeting.
If you have any questions concerning the 2016 Annual Meeting and you are the stockholder of record of your shares, please contact Sandy Takacs at (203) 907-2293. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the 2016 Annual Meeting.
Thank you for your continued support. We look forward to seeing those of you who will be able to attend the 2016 Annual Meeting.

Sincerely yours,
/S/ PAUL KINNON
Paul Kinnon
President, Chief Executive Officer and Interim Chief Financial Officer

TRANSGENOMIC, INC.
12325 Emmet Street
Omaha, Nebraska 68164

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) will be held at our principal executive offices, 12325 Emmet Street, Omaha, Nebraska, on Thursday, June 2, 2016 at 9:30 a.m., Central Daylight Time, for the following purposes:

(1)	To elect Robert M. Patzig and Paul Kinnon as Class I Directors for terms to expire in 2019;

(2)	To conduct an advisory vote to approve named executive compensation;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

(4)	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 22, 2016 are entitled to notice of, and to vote at, the 2016 Annual Meeting.

By Order of the Board of Directors
/S/ PAUL KINNON
Paul Kinnon, President, Chief Executive Officer and Interim Chief Financial Officer

Omaha, Nebraska
April 29, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 2, 2016: This Proxy Statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements, are available on the Internet at www.transgenomic.com. Under rules issued by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164

___________________

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
TRANSGENOMIC, INC.

___________________

GENERAL INFORMATION

We are sending this Proxy Statement to you in connection with our request for your proxy to use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Transgenomic, Inc. (the “Company”), to be held on June 2, 2016 at 9:30 a.m., Central Daylight Time, at our offices located at 12325 Emmet Street, Omaha, Nebraska. Only those owners of our common stock and Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) of record as of the close of business on April 22, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting. This Proxy Statement, along with the Notice of the Annual Meeting, the Annual Report to Stockholders and a proxy card are being first mailed to stockholders on or about April 29, 2016.

Your proxy is being solicited by the Board of Directors of the Company (the “Board”) and will give each member of the Board and our Chief Executive Officer the power to vote on your behalf at the Annual Meeting. All shares of the Company’s voting stock represented by properly executed and unrevoked proxies will be voted by a member of the Board or the Chief Executive Officer in accordance with the directions given by those proxies. Where no instructions are indicated, the Board or the Chief Executive Officer will vote as follows: (1) “FOR” the elections of Robert M. Patzig and Paul Kinnon as Class I Directors for terms to expire in 2019 (“Proposal One”), (2) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement (“Proposal Two”), and (3) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 (“Proposal Three”). In addition, the Board believes outstanding voting shares owned by current executive officers and directors of the Company will be voted “FOR” each of Proposal One, Proposal Two and Proposal Three. Shares owned by these persons represent less than 1% of the total shares of our voting stock outstanding as of the Record Date.

You may revoke your proxy at any time before it is exercised by a member of the Board or the Chief Executive Officer at the Annual Meeting. If you decide to do this, you will need to give the Secretary of the Company written notice that you want to revoke the proxy or you can submit a new proxy to the Secretary, or submit a new vote electronically via the Internet or by telephone. In addition, if you attend the Annual Meeting in person, you may withdraw your proxy and vote in person. Shares of common stock and Series A-1 Preferred Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum. This includes shares for which votes are withheld, abstentions are cast or there are broker non-votes. The holders of our common stock and Series A-1 Preferred Stock representing at least a majority of our voting stock issued and outstanding on the Record Date must be present at the Annual Meeting, either in person or by proxy, in order for there to be a quorum.

Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters for which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

Under rules related to discretionary voting and broker non-votes, banks, brokers and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on Proposal One (election of the Class I directors) and Proposal Two (advisory vote to approve named executive compensation). As a result, if you hold your shares in street name and you do not instruct your bank, broker or other such holder how to vote your shares in the election of directors or on the advisory vote related to our named executive compensation, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal Three (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016) should be considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

Required Votes

On the Record Date there were 20,695,870 issued and outstanding shares of our common stock and 2,365,243 issued and outstanding shares of Series A-1 Preferred Stock. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The holders of Series A-1 Preferred Stock are entitled to 0.93 votes for every one share of Series A-1 Preferred Stock held on each matter to be voted on at the Annual Meeting.  Accordingly, the owners of Series A-1 Preferred Stock have an aggregate of 2,199,675 votes with respect to each matter to be voted on at the Annual Meeting. The holders of Series A-1 Preferred Stock will vote together as a single class on an as-converted to common stock basis with the holders of common stock on each of Proposal One, Proposal Two and Proposal Three.

Proposal One-Election of Robert M. Patzig and Paul Kinnon as Class I Directors for terms to expire in 2019. Robert M. Patzig and Paul Kinnon must be elected by the affirmative vote of a plurality of the outstanding common stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted to common stock basis. Our stockholders do not have the right to cumulate votes in the election of directors. If a stockholder votes to “abstain” with respect to this proposal, such stockholder’s shares will not be voted with respect to this proposal. Broker non-votes and withheld votes will not be counted as votes cast for this proposal and as such will have no impact on the outcome of this proposal.

Proposal Two-Approval, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement. The affirmative vote of a majority of the voting power present in person or represented by proxy held by the holders of our common stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers, as set forth in this Proxy Statement. Abstentions will be counted as votes against this proposal. Broker non-votes will not be counted as votes cast for this proposal.

Proposal Three-Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. The affirmative vote of a majority of the voting power present in person or represented by proxy held by the holders of our common stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions will be counted as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP BY
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Beneficial Ownership of Common Stock

On the Record Date there were 20,695,870 issued and outstanding shares of our common stock.

The following table provides information known to us with respect to beneficial ownership of our common stock by our director nominees and all of our directors, by those of our executive officers who are named in the Summary Compensation Table, by all of our current executive officers and directors as a group, and by each person we believe beneficially owns more than 5% of our outstanding common stock as of April 22, 2016, the Record Date. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all common stock of the Company beneficially owned and such shares are owned directly by such person. The number of shares beneficially owned by each person or group as of April 22, 2016 includes shares of common stock that such person or group had the right to acquire on or within 60 days after April 22, 2016, including, but not limited to, upon the exercise of options or warrants to purchase common stock or the conversion of securities into common stock. Beneficial ownership information of persons other than our current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the Securities and Exchange Commission (the “SEC”) or information supplied by these persons.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class

Directors and Executive Officers
Paul Kinnon, President, Chief Executive Officer, Interim Chief Financial Officer and Director	271,757	(2)	1.3%
Leon Richards, Chief Accounting Officer	48,945	(3)	*
Doit L. Koppler, II, Director	24,636	(4)	*
Robert M. Patzig, Director	72,382	(5)	*
Michael A. Luther, Director	10,000	(6)	*
Mya Thomae, Director	5,000	(7)	*
All directors and executive officers as a group (6 persons)	432,720	(8)	2.0%

Other Stockholders
Randal J. Kirk	8,442,456	(9)	39.1%
Crede CG III, Ltd.	3,596,050	(10)	15.7%
Kevin Douglas	1,386,106	(11)	6.5%
  * Represents less than 1% of our outstanding common stock.

(1) The address for all of our directors and executive officers is the address of our principal executive offices located at 12325 Emmet Street, Omaha, Nebraska 68164.

(2) Includes 271,757 shares issuable upon the exercise of stock options and stock appreciation rights that are exercisable or will become exercisable within 60 days after April 22, 2016.

(3) Includes 48,945 shares issuable upon the exercise of stock options and stock appreciation rights that are exercisable or will become exercisable within 60 days after April 22, 2016.

(4) Includes (i) 4,166 shares owned by Mr. Koppler, (ii) 15,499 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after April 22, 2016, and (iii) 4,971 shares issuable upon the exercise of warrants that are exercisable or will become exercisable within 60 days after April 22, 2016.

(5) Includes (i) 3,333 shares owned by Mr. Patzig, (ii) 65,499 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after April 22, 2016, and (iii) 3,550 shares issuable upon the exercise of warrants that are exercisable or will become exercisable within 60 days after April 22, 2016.

(6) Includes 10,000 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after April 22, 2016.

(7) Includes 5,000 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after April 22, 2016.

(8) Includes shares which may be acquired by executive officers and directors as a group within 60 days after April 22, 2016 through the exercise of stock options, stock appreciation rights or warrants.

(9) Consists of (i) 7,550,669 shares of common stock; (ii) 677,082 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are currently exercisable; and (iii) 214,705 shares of common stock issuable upon conversion of 214,705 shares of Series A-1 Preferred Stock. Excludes 161,026 shares of common stock issuable upon exercise or exchange of warrants to purchase shares of common stock (the “Placement Warrants”) that are not currently exercisable as the exercise thereof is restricted by a blocker provision (the “Warrant Blocker”) that restricts the exercise of each Placement Warrant if, as a result of such exercise, the holder of the Placement Warrant, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own in excess of 9.99% of the Company’s then issued and outstanding shares of common stock (including the shares of common stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Placement Warrants. The Warrant Blocker will automatically expire 61 calendar days prior to the expiration date of the Placement Warrants. In addition, if certain approvals from the Company’s stockholders and The Nasdaq Stock Market LLC (“NASDAQ”) to issue any additional shares of common stock pursuant to the exchange right under the Placement Warrants are obtained (the “Placement Warrants Required Approvals”), an additional 99,836 shares of common stock may be issued upon exercise of an exchange right under the Placement Warrants for an aggregate of up to 260,862 shares of common stock issuable upon exchange of the Placement Warrants. The total of the shares of common stock, the warrants to purchase shares of common stock and the shares of Series A-1 Preferred Stock are held by the following companies, which are managed by Third Security, LLC (“Third Security”), which is managed by Randal J. Kirk. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares: Third Security Senior Staff 2008 LLC beneficially owns 3,376,983 shares of common stock, which consist of (a) 3,020,267 shares of common stock, (b) 85,882 shares of common stock issuable upon conversion of 85,882 shares of Series A-1 Preferred Stock, and (c) 270,834 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are not Placement Warrants and are currently exercisable; Third Security Staff 2010 LLC beneficially owns 2,439,429 shares of common stock, which consist of (x) 2,125,654 shares of common stock, (y) 42,941 shares of common stock issuable upon conversion of 42,941 shares of Series A-1 Preferred Stock, and (z) 270,834 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are not Placement Warrants and are currently exercisable; Third Security Incentive 2010 LLC beneficially owns 1,688,490 shares of common stock, which consist of (1) 1,510,135 shares of common stock, (2) 42,941 shares of common stock issuable upon conversion of 42,941 shares of Series A-1 Preferred Stock, and (3) 135,414 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are not Placement Warrants and are currently exercisable; Third Security Staff 2014 LLC beneficially owns 937,554 shares of common stock, which consist of (A) 894,613 shares of common stock, and (B) 42,941 shares of common stock issuable upon conversion of 42,941 shares of Series A-1 Preferred Stock. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

(10) Consists of (i) 1,445,512 shares of common stock, and (ii) 2,150,538 shares of common stock issuable upon conversion of 2,150,538 shares of Series A-1 Preferred Stock. Does not include 1,612,903 shares of common stock issuable upon exercise or exchange of a Placement Warrant that is not currently exercisable as such exercise is restricted by the Warrant Blocker. In addition, if the Placement Warrants Required Approvals have been obtained, such holder may receive an additional 1,000,000 shares of common stock upon exercise of the exchange right under the Placement Warrant for an aggregate of up to 2,612,903 shares of common stock issuable upon exchange of the Placement Warrant. Also excludes 1,161,972 shares of common stock issuable upon exercise or exchange of an amended warrant to purchase shares of common stock (the “Amended Warrant”) that is not currently exercisable as such exercise is restricted by the Warrant Blocker. In addition, if certain approvals from the Company’s stockholders and NASDAQ to issue any additional shares of common stock pursuant to the exchange right under the Amended Warrant have been obtained (the “Amended Warrant Required Approvals”), such holder may receive an additional 720,423 shares of common stock upon exercise of the exchange right under the Amended Warrant for an aggregate of up to 1,882,395 shares of common stock issuable upon exchange of the Amended Warrant. 667,164 shares of common stock issuable upon exercise of a Series B Warrant to purchase shares of common stock are also excluded as the Series B Warrant is not currently exercisable as such exercise is restricted by a blocker provision similar to the Warrant Blocker.  The sole stockholder of Crede CG III, Ltd. is Crede Capital Group, LLC. Acuitas Financial Group, LLC holds all of the membership interests of Crede Capital Group, LLC and Terren Peizer holds all of the membership interests of Acuitas Financial Group, LLC. Voting and dispositive power with respect to the shares held by Crede CG III, Ltd. is exercised by Terren Peizer, the sole and Managing Member of Acuitas Financial Group, LLC and Crede Capital Group, LLC and Managing Director of Crede CG III, Ltd., who acts as investment advisor to these entities. Terren Peizer, Acuitas Financial Group, LLC and Crede Capital Group, LLC disclaim beneficial ownership with respect to the shares held by Crede CG III, Ltd. The business address of Crede Capital Group, LLC is 11601 Wilshire Blvd., Suite 1100, Los Angeles, CA 90025. Information is based solely on a selling stockholder questionnaire provided to the Company by the holder in connection with the Company’s preparation of a Registration Statement on Form S-3.

(11) Based solely on our review of a Schedule 13G/A filed with the SEC on February 13, 2015, Mr. Douglas has dispositive power over all of the shares owned by the Douglas affiliates. The Douglas affiliates include shares owned directly by James E. Douglas, III as well as shares held in the following trusts: K&M Douglas Trust, Douglas Family Trust and the James Douglas and Jean Douglas Irrevocable Descendants’ Trust. The business address of this beneficial owner is 125 East Sir Francis Drake Boulevard, Suite 400, Larkspur, California 94939.

Beneficial Ownership of Preferred Stock
As of April 22, 2016, there were 2,365,243 issued and outstanding shares of our Series A-1 Preferred Stock.
The following table provides information known to us with respect to beneficial ownership of the Series A-1 Preferred Stock by each person we believe beneficially owns more than 5% of our outstanding Series A-1 Preferred Stock as of April 22, 2016. The number of shares of Series A-1 Preferred Stock beneficially owned by each person or group as of April 22, 2016 includes shares of Series A-1 Preferred Stock that such person or group had the right to acquire on or within 60 days after April 22, 2016. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all of the shares of Series A-1 Preferred Stock beneficially owned and such shares are owned directly by such person. Beneficial ownership information of such persons is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the SEC or information supplied by these persons.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Crede CG III, Ltd.	2,150,538	(1)	90.9%
Randal J. Kirk	214,705	(2)	9.1%

(1) The shares of Series A-1 Preferred Stock are held by Crede CG III, Ltd. The sole stockholder of Crede CG III, Ltd. is Crede Capital Group, LLC. The business address of Crede Capital Group, LLC is 11601 Wilshire Blvd., Suite 1100, Los Angeles, CA 90025.

(2) The shares of Series A-1 Preferred Stock are held 40% by Third Security Senior Staff 2008 LLC, 20% by Third Security Staff 2010 LLC, 20% by Third Security Incentive 2010 LLC and 20% by Third Security Staff 2014 LLC, which companies are managed by Third Security. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board of Directors and Committees
Our Board consists of five directors. The Board is divided into three classes with directors in each class serving for a term of three years. The terms of office of the current Class I, Class II and Class III directors will expire in 2016, 2017 and 2018, respectively. Our directors are elected by the holders of our common stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted to common stock basis. There are two directors in each of Class I and Class III and one director in Class II.

Robert M. Patzig and Paul Kinnon are the current directors in Class I, Doit L. Koppler, II is the current director in Class II and Michael A. Luther, Ph.D. and Mya Thomae are the current directors in Class III.

The Board has nominated Robert M. Patzig and Paul Kinnon for election by the stockholders as the Class I directors to serve three-year terms expiring in 2019. Mr. Patzig and Mr. Kinnon have expressed their intention to continue to serve on the Board if they are elected. There are no arrangements or understandings between Mr. Patzig or Mr. Kinnon and any other person pursuant to which they were selected as nominees.

Our Amended and Restated Bylaws provide that directors are elected by a plurality vote. Therefore, Mr. Patzig and Mr. Kinnon will be elected as the Class I directors if they are the nominees receiving the highest number of affirmative votes. This means that votes withheld and broker non-votes with respect to the election of the Class I directors will have no effect on the election of such director. If Mr. Patzig or Mr. Kinnon is unable to serve as a director, the Board may nominate a substitute nominee. In that case, the Board will vote all valid proxies that voted in favor of the director that is unable to serve, for the election of the substitute nominee.

Certain biographical information regarding our director nominees and directors continuing in office after the Annual Meeting, including their ages as of April 22, 2016 and the dates that they were first elected to our Board, is set forth below. In each individual’s biography we have highlighted specific experience, qualifications, and skills that have led the Board to conclude that such individual is a valued member of our Board. In addition to these specific attributes, all of our directors have significant expertise in one or more areas of importance to our business and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

The Board of Directors recommends that you vote “FOR” the director nominees named in Proposal One.

Name	Age	Principal Occupation	Director Since	Term to Expire
CLASS I DIRECTOR NOMINEES
Robert M. Patzig	47	Chairperson of the Board, Transgenomic, Inc.	2010	2016

Paul Kinnon	53	President, Chief Executive Officer and Interim Chief Financial Officer of Transgenomic, Inc.	2013	2016

CLASS II DIRECTOR CONTINUING IN OFFICE
Doit L. Koppler, II	52	Managing Director and Treasurer, Third Security, LLC	2010	2017

CLASS III DIRECTORS CONTINUING IN OFFICE
Michael A. Luther, Ph.D.	59	President and Chief Executive Officer, Bantam Pharmaceutical, LLC	2014	2018

Mya Thomae	49	Vice President, Regulatory Affairs, Illumina, Inc.	2015	2018

Robert M. Patzig. On February 12, 2015, Mr. Patzig was appointed Chairperson of the Board. He had been standing Chairperson since January 1, 2015 and has been a Board member since December 2010. Since June 2014, Mr. Patzig has also served as Board Chair of Ligmincha International, a non-profit organization focused on the preservation and dissemination of Tibetan Bon Buddhism. Until December 31, 2014, Mr. Patzig was Senior Managing Director and the Chief Investment Officer for Third Security, LLC, an investment firm with a concentration in life science. Mr. Patzig joined Third Security upon its inception in 1999. Mr. Patzig’s responsibilities included identifying and evaluating investment opportunities for Third Security and its funds as well as general portfolio oversight and portfolio management. Prior to the formation of Third Security, Mr. Patzig served as Director of Market Research and Analysis at GIV Holding, Inc. and Director of Research Services at General Injectables & Vaccines, Inc. He served as a member of the Board of Directors of Cyntellect, Inc. from February 2011 until June 2012 and previously as Chairman of the Board from July 2007 to September 2008. Mr. Patzig was a Director of the Virginia Biotechnology Association, a non-profit industry advocacy group from 2006 until 2011. Mr. Patzig served as a member of the Board of Directors of Intrexon Corporation from May 2005 to February 2008 and was Chairman from February 2007 to February 2008. He served as a member of the Board of Directors of Synchrony, Inc. from February 2006 to April 2008. Mr. Patzig also served as the head of the Investment Committee for Howe and Rusling, Inc. a registered investment advisor from 2001 until its sale in 2006. Mr. Patzig received a B.A. in Philosophy and an M.A. in English from Virginia Tech. The Board appointed Mr. Patzig as its Chairperson because of his substantial biotechnology industry experience as well has his securities and investment expertise.

Paul Kinnon. Mr. Kinnon has served as our President and Chief Executive Officer and a Director since September 2013. On October 31, 2014, Mr. Kinnon was appointed Interim Chief Financial Officer. Mr. Kinnon has more than 20 years of global leadership experience in innovative life science and diagnostics companies. From January through August 2013, he provided consulting services to the life science sector as a Partner at Arch Global Research. During a portion of this time, Mr. Kinnon provided consulting services to us. From January 2007 to December 2012, Mr. Kinnon was President, Chief Executive Officer and a Director of ZyGEM Corporation Limited, a biotechnology company, where he transformed the company from a regional enzyme provider into a leader in integrated microfluidic technologies for forensic and clinical diagnostic applications. From May 2006 to June 2007, Mr. Kinnon was Vice President & General Manager Environmental Diagnostics (later expanded to Applied Markets) at Invitrogen Corporation (now Life Technologies), a high growth life sciences and diagnostics firm, and from October 2004 until April 2006, he was Vice President, Global Strategic Alliances at Invitrogen. Previously, Mr. Kinnon also held business, sales and marketing roles of increasing responsibility at Guava Technologies, Inc., Cellomics, Inc. and other life science companies. Mr. Kinnon earned his Bachelor of Sciences degree in Applied Chemistry at Coventry University in the United Kingdom and holds a Diploma of Marketing. A petition in bankruptcy was filed against ZyGEM Corporation Limited in April 2013. The Board selected Mr. Kinnon to serve as a director because he is our Chief Executive Officer and because of his expansive knowledge and experience in the life science industry, as well as his past executive management roles at both life science and biotechnology companies.

Doit L. Koppler, II. Mr. Koppler joined Third Security as Managing Director and Treasurer in 2001 and manages the finance function of Third Security and is involved with several portfolio companies of Third Security’s managed investment funds. Mr. Koppler served as Vice President, Treasurer and a member of the Board of Directors of Vital Diagnostics Holding Corp., a global supplier of products and services for the clinical laboratory in the traditional in vitro diagnostics market with a focus on the physician’s office, hospital and small-to-medium sized laboratory segments from its inception in 2006 through 2012. Mr. Koppler served as Chairman and Chief Executive Officer of New River Funds, a family of no-load mutual funds, from its inception in 2003 through 2008 and as the Chief Investment Officer of New River Advisers, LLC, the investment adviser to New River Small Cap Fund, predecessor to Southern Sun Small Cap Fund. Mr. Koppler served as a member of the Board of Directors of IntelliMat, Inc. from November 2006 to July 2008. Prior to joining Third Security, Mr. Koppler served as Vice President and Controller of General Injectables & Vaccines, Inc., a $120 million distributor of injectable biologics and vaccines primarily to outpatient physician offices, from 1992 to 2000. From 1987 to 1992, he was a Manager in the audit practice of Ernst & Young LLP. Mr. Koppler is a Certified Public Accountant, Chartered Global Management Accountant and a Member of the American Institute of Certified Public Accountants. He has also held Series 7 and Series 66 securities registrations. Mr. Koppler received a B.S. in Accounting from Salem International University. The Board selected Mr. Koppler to serve as a director because of his valuable financial expertise, including his public accounting and financial reporting experience.

Michael A. Luther, Ph.D.  Dr. Luther has served as President and Chief Executive Officer of Bantam Pharmaceutical, LLC, a pharmaceutical company focused on the discovery and development of compounds to treat cancer with a focus on RNA translation, since March 2016. From October 2013 to October 2015, Dr. Luther was Senior Vice President and General Manager, Discovery and Development Services, at Albany Molecular Research, Inc. (NASDAQ: AMRI), a global contract research and manufacturing organization offering drug discovery, development and manufacturing services, where he was responsible for the strategic, operational and business development activities for Albany Molecular Research, Inc.’s global discovery and development divisions. From August 2012 to September 2013, Dr. Luther was Corporate Vice President of Global Discovery Research Services at Charles River Laboratories (NYSE: CRL), a global provider of products and services to pharmaceutical and biotechnology companies, government agencies and academic institutions, where he served as the general manager of the firm’s discovery business unit, including developing and implementing strategic and operating plans. Prior to his role at Charles River, from March 2009 to August 2012, he was President and a member of the Board of Directors of the David H. Murdock Research Institute, a non-profit contract research organization located in Kannapolis, North Carolina, where he led and directed all activities of the institute, including applied research and development activities. From November 2006 to March 2009, Dr. Luther held the position of Vice President and Site Head at Merck Frosst, a pharmaceutical company in Montreal, Canada, focused on the delivery of Phase I product candidates from target to clinic for novel therapeutics in respiratory and metabolic disorders. Prior to Merck Frosst, from 1991 to 2006, he held positions of increasing responsibilities at GlaxoSmithKline, a global healthcare company that researches and develops a broad range of innovative medicines and brands, culminating in his appointment as Vice President, High Throughput Biology. Dr. Luther holds a Bachelor of Science degree in Biology and Chemistry from North Carolina State University, a Master in Business Administration from Duke University, Fuqua School of Business, and a Ph.D. in Biophysical Chemistry from Saint Louis University School of Medicine. He served as a member of the board of directors of Islet Sciences, Inc., a biopharmaceutical company (OTC: ISLT), from March 2014 to June 2015. The Board selected Dr. Luther to serve as a director because it believes he possesses valuable experience in the healthcare and pharmaceutical industries and extensive strategic, scientific and business experience in such industries, which brings a unique and valuable perspective to the Board.

Mya Thomae. Ms. Thomae has served as the Vice President, Regulatory Affairs at Illumina, Inc., a developer, manufacturer and marketer of life science tools and integrated systems for large-scale analysis of genetic variation and function, since July 2014. From January 2008 to July 2014, Ms. Thomae served as the founder and chief executive officer of Myraqa, Inc., a consulting firm focused on in vitro diagnostic and companion diagnostic products, which was acquired by Illumina, Inc. in July 2014. Prior to founding Myraqa, Inc., from January 1999 to December 2007, Ms. Thomae was an independent consultant at Mya Thomae Consulting, where she specialized in in vitro diagnostics. Ms. Thomae served as the Regulatory Affairs Manager of Chiron Corporation, a biotechnology firm, from 1996 to 1997, and from 1992 to 1995, worked in Regulatory Affairs in positions of increasing responsibility and eventually as the Regulatory Affairs Manager of Epitope, Inc. Ms. Thomae holds a Bachelor of Music, Cello Performance from the University of Wisconsin-Madison. The Board selected Ms. Thomae to serve as a director because of her extensive regulatory knowledge and experience, as well as her past management roles in biotechnology companies.

Code of Business Conduct and Ethics

Our Board has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). The Code of Business Conduct and Ethics is available in the Investor Relations section of our website at www.transgenomic.com. In order to satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Corporate Governance

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairperson of the Board is in the best interests of our stockholders. Our Chairperson of the Board is Robert M. Patzig. Our President, Chief Executive Officer and Interim Chief Financial Officer, Paul Kinnon, is the only member of our Board who is not an independent director. We believe that this leadership structure enhances the accountability of our President and Chief Executive Officer to the Board and strengthens the Board’s independence from management. While both leaders are actively engaged in significant matters affecting our Company, such as long-term strategy, we believe splitting these leadership positions enables Mr. Kinnon to focus his efforts on running our business and managing our Company while permitting Mr. Patzig to focus more on the governance of our Company, including oversight of our Board.

Director Attendance at Meetings

Our Board conducts its business through meetings of our Board, both in person and telephonic, and actions taken by written consent in lieu of meetings. During the year ended December 31, 2015, our Board held thirty-nine meetings and did not take any actions by written consent. All directors attended at least 75% of the meetings of our Board and of the committees of our Board on which they served during 2015.

Our Board encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. One of the persons serving as a director at the time of our 2015 Annual Meeting of Stockholders attended our 2015 Annual Meeting of Stockholders.
Committees of our Board of Directors

Our Board has established and delegated certain responsibilities to its standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent registered public accounting firm and reviewing any transactions between our Company and related parties. Our independent registered public accounting firm reports directly and is accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter which is available in the Investor Relations section of our website at www.transgenomic.com. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”).

The current members of the Audit Committee are directors Mr. Patzig, the Chairperson of the Audit Committee, Dr. Luther and Ms. Thomae, all of whom have been determined by the Board to be independent under the NASDAQ listing standards and rules adopted by the SEC applicable to audit committee members. The Board has determined that each of Mr. Patzig, Dr. Luther and Ms. Thomae qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley Act of 2002. The Audit Committee met four times during 2015 and did not take any actions by written consent.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. Ernst & Young LLP (“E&Y”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2015 with management of the Company and with representatives of E&Y. The Audit Committee's discussions with E&Y also included the matters required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence, and has discussed with E&Y its independence from the Company and its management.
Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of the Company for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Robert M. Patzig

Michael A. Luther, Ph.D.
Mya Thomae

Compensation Committee

The primary duties and responsibilities of our standing Compensation Committee are to review, modify and approve the overall compensation policies for the Company, including the compensation of the Company’s Chief Executive Officer and other senior management; establish and assess the adequacy of director compensation; and approve the adoption, amendment and termination of the Company’s stock option plans, pension and profit sharing plans, bonus plans and similar programs. The Compensation Committee may delegate to one or more officers the authority to make grants of options and restricted stock to eligible individuals other than officers and directors, subject to certain limitations. Additionally, the Compensation Committee has the authority to form subcommittees and to delegate authority to any such subcommittee. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Moreover, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee operates under a written charter which is available in the Investor Relations section of our website at www.transgenomic.com. All members of the Compensation Committee must satisfy the independence requirements of NASDAQ applicable to compensation committee members.

The Compensation Committee currently consists of directors Mr. Patzig, the Chairperson of the Compensation Committee, Dr. Luther and Ms. Thomae, all of whom have been determined by the Board to be independent under NASDAQ listing standards applicable to compensation committee members. The Compensation Committee met three times during 2015 and did not take any actions by written consent.

Nominating and Corporate Governance Committee

The Nominating Committee identifies, reviews and evaluates candidates to serve on the Board; reviews and assesses the performance of the Board and the committees of the Board; and assesses the independence of our directors. The Nominating Committee is also responsible for reviewing the composition of the Board’s committees and making recommendations to the entire Board regarding the chairpersonship and membership of each committee. In addition, the Nominating Committee is responsible for developing corporate governance principles and periodically reviewing and assessing such principles, as well as periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics.

The Nominating Committee has adopted a Director Nominees Consideration Policy, whereby Board candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes to the procedures by which stockholders may recommend nominees for the Board. The Nominating Committee will consider director nominees recommended by stockholders that are submitted in writing to the Company’s Corporate Secretary in a timely manner and which provide necessary biographical and business experience information regarding the nominee. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria considered by the Nominating Committee, based on whether or not the candidate was recommended by a stockholder. The Board does not prescribe any minimum qualifications for director candidates, and all candidates for director will be evaluated based on their qualifications, diversity, age, skill and such other factors as deemed appropriate by the Nominating Committee given the current needs of the Board, the committees of the Board and the Company. Although the Nominating Committee does not have a specific policy on diversity, it considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Nominating Committee expects to recommend to the Board for selection incumbent directors who express an interest in continuing to serve on the Board. Following its evaluation of a proposed director’s candidacy, the Nominating Committee will make a recommendation as to whether the Board should nominate the proposed director candidate for election by the stockholders of the Company.

The Nominating Committee operates under a written charter which is available in the Investor Relations section of our website at www.transgenomic.com. No member of the Nominating Committee may be an employee of the Company and each member must satisfy the independence requirements of NASDAQ and the SEC.

The Nominating Committee currently consists of directors Mr. Patzig and Mr. Koppler, each of whom has been determined by the Board to be independent under NASDAQ listing standards. The Nominating Committee did not meet or take any actions by written consent during 2015.

Oversight of Risk Management
      Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board assesses major risks facing our Company and options for their mitigation in order to promote our stockholders’ interests in the long-term health of our Company and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board in the risk oversight process allows our Board to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board is ultimately responsible for risk oversight, various committees of our Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. Our Board has also delegated primary responsibility for the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board’s leadership structure provides appropriate checks and balances against undue risk taking.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. We believe all Section 16 reports were filed in a timely manner during 2015.

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and overseeing related-party transactions as required by NASDAQ and SEC rules. Related persons include our directors, executive officers, 5% beneficial owners of our common stock or their respective immediate family members. Our Board will also review related party transactions in accordance with applicable law and the provisions of our Third Amended and Restated Certificate of Incorporation, as amended.

In addition, our Audit Committee has adopted a written Related Persons Transactions Policy. Under our Related Persons Transactions Policy, if any director or executive officer or any immediate family member or related entity of a related person proposes to enter into a transaction, or if the Company proposes to enter into a transaction with a 5% beneficial owner of our common stock, then, prior to entering into such transaction, the related person must notify the Company’s Compliance Officer (currently, the Interim Chief Financial Officer) and provide sufficient knowledge regarding the proposed transaction as is reasonably available to assist the Compliance Officer in determining whether approval of the Audit Committee is required. The Audit Committee must review and consider any proposed related person transaction, and the Audit Committee will only approve the transactions it deems are fair to and in the best interests of the Company. Additionally, the Audit Committee may ratify transactions that were previously unapproved if it finds the transactions are fair to and in the best interests of the Company. The following is a description of transactions or series of transactions since January 1, 2014, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or persons who we know to be 5% beneficial owners of our common stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Agreements with Our Named Executive Officers” below:

Loan and Security Agreement

On March 13, 2013 (the “Effective Date”), we entered into a Loan and Security Agreement with Third Security Senior Staff 2008 LLC, a Virginia limited liability company, Third Security Staff 2010 LLC, a Virginia limited liability company, and Third Security Incentive 2010 LLC, a Virginia limited liability company (collectively, the “Lenders”), for (1) a revolving line of credit (the “Revolving Line”) with borrowing availability of up to $4 million, subject to reduction based on our eligible accounts receivable, and (2) a term loan (the “Term Loan”) in an initial amount of $4 million (the “Loan Agreement”).

To secure the repayment of any amounts borrowed under the Revolving Line and the Term Loan, we granted the Lenders a security interest in all of our assets. The occurrence of an event of default under the Loan Agreement could result in the acceleration of our obligations under the Loan Agreement and would increase the applicable interest rate under the Revolving Line or the Term Loan (or both) by 5%, and permit the Lenders to exercise remedies with respect to the collateral under the Loan Agreement.

On August 2, 2013, we entered into a first amendment to the Loan Agreement (the “First Amendment”). The First Amendment, which became effective as of June 30, 2013, reduced our future minimum revenue covenants under the Loan Agreement and modified the interest rates applicable to the amounts advanced under the Revolving Line. On November 14, 2013, we entered into a second amendment to the Loan Agreement, effective as of October 31, 2013, which reduced our future minimum revenue covenant under the Loan Agreement.

On January 27, 2014, we entered into a third amendment to the Loan Agreement, pursuant to which the Lenders agreed to waive certain events of default under the Loan Agreement, and the parties amended certain provisions of the Loan Agreement, including the minimum liquidity ratio that we must maintain during the term of the Loan Agreement. On March 3, 2014, we entered into a fourth amendment to the Loan Agreement, which provided that we were not required to make any principal or interest payments under the Term Loan for the period from March 1, 2014 through March 31, 2015.

On October 22, 2014, we entered into a fifth amendment to the Loan Agreement (the “Fifth Amendment”). The Fifth Amendment, among other things, reduced the minimum liquidity and revenue covenants under the Loan Agreement. The Fifth Amendment also reduced the aggregate amount that we may borrow under the Revolving Line from $4.0 million to $3.0 million.

On April 1, 2015, we entered into a sixth amendment to the Loan Agreement (the “Sixth Amendment”). Pursuant to the Sixth Amendment, among other things, (1) the Lenders waived specified events of default under the terms of the Loan Agreement, (2) commencing April 1, 2015, we began making monthly interest payments with respect to the Term Loan to the Lenders, (3) we were not obligated to make monthly payments of principal under the Term Loan to the Lenders until April 1, 2016, (4) we made an initial prepayment of a portion of the Term Loan balance in the amount of approximately $148,000 on April 1, 2015 and will make one or more additional prepayments to the Lenders under the Loan Agreement upon the occurrence of certain events, as defined in the Loan Agreement, and (5) we were not required to comply with the minimum liquidity ratio under the terms of the Loan Agreement until March 31, 2016. The Sixth Amendment also extends the time period in which we must provide certain reports and statements to the Lenders and amends the circumstances pursuant to which we may engage in certain sales or transfers of our business or property without the consent of the Lenders.

As of June 30, 2015, we were in compliance with all financial covenants of the Loan Agreement, but were not in compliance with the restrictions limiting the amount that we may borrow under the Revolving Line. Accordingly, on August 10, 2015, we received a waiver from the Lenders relating to this non-compliance and paid the Lenders an aggregate of $0.7 million, which brought us back into compliance with the terms of the Revolving Line.

On September 4, 2015, we entered into a seventh amendment to the Loan Agreement (the “Seventh Amendment”). The Seventh Amendment, among other things, (1) provided that the Lenders waived specified events of default under the terms of the Loan Agreement, (3) reduced our future minimum revenue covenants under the Loan Agreement, (3) reduced our borrowing availability under the Revolving Line to approximately $2.3 million, and (4) limited our borrowing base under the Loan Agreement to the amount of the Revolving Line.

On January 6, 2016, we entered into an eighth amendment to the Loan Amendment (the “Eighth Amendment”). The Eighth Amendment, among other things, (1) provides that the Lenders will waive specified events of default under the terms of the Loan Agreement, (2) reduces our future minimum revenue covenants under the Loan Agreement, (3) extends the maturity date of the Loan Agreement until November 1, 2017, and (4) provides for the repayment of an overadvance of $750,000 previously provided by the Lenders to us pursuant to the Loan Agreement.

During the first quarter of 2016, the overadvance that existed at December 31, 2015 was repaid to the Lenders and $0.2 million was received from certain of the Lenders and another lender affiliate in connection with our Series A-1 Preferred Stock financing in January 2016.

Revolving Line of Credit. Amounts advanced under the Revolving Line bear interest at an annual rate equal to the greater of (1) 4.25% or (2) the Wall Street Journal prime rate plus 1%. Interest is payable on a monthly basis, with the balance payable at the maturity of the Revolving Line. Pursuant to the First Amendment, amounts advanced under the Revolving Line bear interest at an annual rate equal to the greater of (a) 6.25% or (b) the Wall Street Journal prime rate plus 3%. The current interest rate is 6.25%. Under the Loan Agreement, we paid the Lenders an upfront fee of $20,000, and will pay the Lenders an additional commitment fee of $20,000 on each one year anniversary of the Effective Date during the term of the Revolving Line. In addition, a fee of 0.5% per annum is payable quarterly on the unused portion of the Revolving Line. The Revolving Line matures on November 1, 2017.

Term Loan. We received $4.0 million under the Term Loan on the Effective Date. Pursuant to the terms of the Loan Agreement, as amended by the Eighth Amendment, the maturity date of the Loan Agreement was extended until November 1, 2017 and no principal payments on the Term Loan are due until such date. The current interest rate is 9.1%.

Since the Effective Date, the largest aggregate amount of principal outstanding under the Loan Agreement was $8,000,000. As of March 31, 2016, an aggregate of $6.8 million was outstanding under the Loan Agreement. To date, we have paid a total of approximately $0.4 million in principal payments and a total of $1.2 million in interest payments pursuant to the Loan Agreement.

Issuance of Series B Preferred Stock

On March 5, 2014, we entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”) with Third Security Senior Staff 2008 LLC, a Virginia limited liability company, Third Security Staff 2010 LLC, a Virginia limited liability company, and Third Security Staff 2014 LLC, a Virginia limited liability company (collectively, the “2014 Third Security Investors”), pursuant to which we, in a private placement, sold and issued an aggregate of 1,443,297 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), at a price per share of $4.85 for an aggregate purchase price of approximately $7.0 million. Each share of Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement was initially convertible into shares of our common stock at a rate of 1-for-1, which conversion rate was subject to further adjustment as set forth in the Certificate of Designation of Series B Convertible Preferred Stock.

In connection with the Series B financing, we also entered into a Registration Rights Agreement, dated March 5, 2014, with the 2014 Third Security Investors, pursuant to which we granted certain demand, “piggy-back” and S-3 registrations rights covering the resale of the shares of common stock underlying the Series B Preferred Stock issued pursuant to the Series B Purchase Agreement and all shares of common stock issuable upon any dividend or other distribution with respect thereto.

Third Security, LLC and certain of its affiliates, which collectively hold more than 10% of our outstanding voting stock, participated in the Series B Preferred Stock financing. Additionally, Doit L. Koppler, II a director of the Company, is affiliated with Third Security, LLC.

Conversion Agreement

On January 6, 2016, we entered into a Conversion Agreement (the “Conversion Agreement”) with the holders (the “Preferred Holders”) of all of our outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and Series B Preferred Stock, pursuant to which, among other things, the Preferred Holders: (1) elected to convert all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of our common stock, in each case in accordance with the terms thereof, and (2) agreed that all accrued and unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock would be paid by us in shares of common stock at a rate of $1.00 per share of common stock (collectively, the “Conversion”).

The outstanding shares of Series A Preferred Stock were convertible into shares of our common stock at a rate of 1-for-3, and the outstanding shares of Series B Preferred Stock were convertible into shares of our common stock at a rate of 1-for-1. Prior to the entry into the Conversion Agreement, there were 2,586,205 shares of Series A Preferred Stock outstanding, which were converted into 862,057 shares of common stock, and 1,443,297 shares of Series B Preferred Stock outstanding, which were converted into 1,443,297 shares of common stock, for an aggregate of 2,305,354 shares of common stock issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock. At the time of the entry into the Conversion Agreement, there were $3,681,591.90 in accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock, which were converted, in accordance with the Conversion Agreement, into 3,681,590 shares of common stock, and $793,236.17 in accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock, which were converted, in accordance with the terms of the Conversion Agreement, into 793,235 shares of common stock, for an aggregate of 4,474,825 shares of Common Stock issued pursuant to the accrued and unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock. Therefore, in connection with the full conversion of the Series A Preferred Stock and Series B Preferred Stock, plus the conversion of all accrued and unpaid dividends thereon, we issued an aggregate of 6,780,179 shares of our common Stock to the Preferred Holders on January 6, 2016.

Third Security, LLC and certain of its affiliates, which collectively hold more than 10% of our outstanding voting stock, participated in the Conversion. Additionally, Doit L. Koppler, II, a director of the Company, is affiliated with Third Security, LLC.

January 2016 Private Placement

On January 6, 2016, we entered into a Securities Purchase Agreement (the “A-1 Preferred Purchase Agreement”) with certain accredited investors (the “A-1 Preferred Investors”), pursuant to which, on January 8, 2016, we sold to the A-1 Preferred Investors (the “A-1 Preferred Offering”) an aggregate of approximately $2.2 million of units (the “Units”) consisting of (1) an aggregate of 2,365,243 shares (the “A-1 Preferred Shares”) of Series A-1 Preferred Stock, and (2) warrants (the “Placement Warrants”) to purchase up to an aggregate of 1,773,929 shares of common stock. Each Unit was sold to the A-1 Preferred Investors at a purchase price of $0.93 per Unit. The A-1 Preferred Shares are convertible into shares of common stock at an initial rate of 1-for-1, which conversion rate is subject to further adjustment as set forth in our Certificate of Designation of Series A-1 Convertible Preferred Stock, which was filed with the Secretary of State of the State of Delaware on January 8, 2016 (the “Series A-1 Certificate of Designation”). Pursuant to the terms of the Series A-1 Certificate of Designation, the holders of the A-1 Preferred Shares will generally be entitled to that number of votes as is equal to the product obtained by multiplying: (1) the number of whole shares of common stock into which the A-1 Preferred Shares may be converted as of the record date of such vote or consent, by (2) 0.93, rounded down to the nearest whole number. Therefore, every 1.075269 shares of Series A-1 Preferred Stock will generally initially be entitled to one vote.

The Placement Warrants are immediately exercisable, have a term of five years and have an exercise price of $1.21 per share of common stock. Each Placement Warrant also includes both cash and cashless exercise features and an exchange feature whereby the holder of the Placement Warrant may exchange all or any portion of the Placement Warrant for a number of shares of common stock equal to the quotient obtained by dividing the “Exchange Amount” by the closing bid price of the common stock on the second trading day prior to the date the Placement Warrant is exchanged (the “Exchange Right”). Under the Placement Warrants, the “Exchange Amount” is based upon a Black Scholes option pricing model, and the aggregate Exchange Amount under all of the Placement Warrants is $1,436,882, subject to adjustment to the extent that the risk-free U.S. Treasury rate fluctuates between the date of issuance of the Placement Warrants and the date the Placement Warrants are exchanged. Each Placement Warrant provides that the number of shares that may be issued upon exercise of the Exchange Right is limited to the number of shares that may be purchased pursuant to the terms of the Placement Warrant, unless we have previously obtained stockholder approval or approval from NASDAQ to issue any additional shares of common stock (the “Additional Shares”) pursuant to the Exchange Right (the “Required Approvals”). For any Exchange Right exercised more than 90 days following the issuance of the Placement Warrants, if we have not obtained either of the Required Approvals, we will be required to pay the holder of the Placement Warrant an amount in cash for any Additional Shares that we cannot issue without the Required Approvals based on the Exchange Amount.

Third Security, LLC and certain of its affiliates, which collectively hold more than 10% of our outstanding voting stock, participated in the A-1 Preferred Offering. Additionally, Doit L. Koppler, II, a director of the Company, is affiliated with Third Security, LLC. Crede CG III, Ltd and certain of its affiliates, which collectively hold more than 10% of our outstanding voting stock, also participated in the A-1 Preferred Offering.

Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than our President, Chief Executive Officer and Interim Chief Financial Officer, Paul Kinnon (who is not independent by virtue of his employment with us), is an independent director and all standing committees of our Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition applicable to boards of directors. For a director to be considered independent, our Board must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, NASDAQ listing standards require our Board to consider certain factors, including but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The four independent members of the Board are Doit L. Koppler, II, Robert M. Patzig, Michael A. Luther, Ph.D. and Mya Thomae. Additionally, prior to his resignation from our Board on January 14, 2016, Mr. Thompson was deemed by our Board to be an independent director.

Information Regarding Executive Officers

Our executive officers, their ages as of April 22, 2016 and their respective positions are as follows:

Name	Age	Title(s)
Paul Kinnon	53	President, Chief Executive Officer and Interim Chief Financial Officer
Leon Richards	59	Chief Accounting Officer

A description of the business experience of Paul Kinnon is provided above under the heading “Board of Directors and Corporate Governance-Board of Directors and Committees”.
Leon Richards. Mr. Richards joined Transgenomic as our Controller in November 2012 and was promoted to Chief Accounting Officer and Controller in November 2014. Mr. Richards is an experienced corporate finance executive and certified public accountant with more than 30 years of experience building and leading financial organizations. He most recently served as Controller and Chief Accounting Officer of Baldwin Technology Company, Inc., a leading global supplier of process automation equipment for the printing and publishing industry, from May 2004 to September 2012. He started his career in public accounting at KPMG. Mr. Richards earned his Bachelor of Business Administration and Accounting from Iona College.
Family Relationships

There are no family relationships between or among any of our executive officers or directors.

PROPOSAL TWO: CONDUCT AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. In accordance with these requirements, at our 2012 Annual Meeting of Stockholders, our stockholders voted in favor of holding an advisory vote to approve named executive compensation every year. The Board considered the voting results on that proposal and determined to hold future advisory votes on the compensation of our named executive officers on an annual basis.

Our compensation policies are designed to align our key executives’ compensation with both our business objectives and the interests of our stockholders. We also seek to provide compensation policies that attract, motivate and retain key executives who are critical to our success. A significant portion of the compensation we provide to our key executives is directly related to our financial performance and stockholder value.

We recommend that our stockholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included in the “2015 Executive Compensation” section of this Proxy Statement.

We believe our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our stockholders. Accordingly, we are asking our stockholders to approve the overall application of our compensation policies to our named executive officers through this advisory vote. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement.

For the reasons stated above, the Board recommends that our stockholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Transgenomic’s named executive officers, as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders of Transgenomic pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2015 Executive Compensation, compensation tables and related narrative discussion, is hereby APPROVED on an advisory, non-binding basis.”

The affirmative vote of a majority of the voting power present in person or represented by proxy held by the holders of our common stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to approve this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

The Board of Directors recommends that you vote “FOR” Proposal Two.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the year ending December 31, 2016. The Board recommends that stockholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

The Board of Directors recommends that you vote “FOR” Proposal Three.

Independent Registered Public Accounting Firm

On July 8, 2013, the Audit Committee, acting on behalf of the Board, appointed E&Y as the Company’s independent registered public accounting firm.

E&Y has audited our balance sheet as of December 31, 2015, and our related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flow for the year ended December 31, 2015. We expect a representative of E&Y to be present in person or by telephone at the Annual Meeting and available to respond to appropriate questions. E&Y will also have the opportunity to make a statement if they desire to do so.

The following table shows information about fees that were billed or were expected to be billed by E&Y for the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit fees	$488,000	$397,281
Audit-related fees	2,500	1,995
Tax fees	60,332	35,115
All other fees	—	—
Total fees	$550,832	$434,391

Audit Fees.  Audit fees consist of services rendered for the audit of our annual financial statements and review of our interim financial statements included in Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees.  Audit-Related Fees consist of a subscription to E&Y’s online accounting research library.
Tax Fees.  E&Y billed us for tax services. Tax services consist primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions.
All Other Fees.  None.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee is required to pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm and its member firms. All services provided by our independent registered public accounting firm in 2015 were pre-approved by the Audit Committee.

2015 EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth compensation awarded to, paid to or earned by our “named executive officers” for services rendered during fiscal years 2015 and 2014.

Name and Principal Position	Year	Salary ($)	SARs and Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Paul Kinnon (2)	2015	350,000	68,925	11,075	(3)	430,000
President, Chief Executive Officer and	2014	350,000	79,920	10,875	(4)	440,795
Interim Chief Financial Officer

Leon Richards (5)	2015	200,000	73,520	8,380	(6)	281,900
Chief Accounting Officer	2014	182,500	80,364	7,647	(7)	270,511

(1) The amounts in this column reflect the aggregate grant date fair value of the stock appreciation rights (“SARs”) and stock option awards granted during the respective fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in Note 12 “Equity Incentive Plan” to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on April 14, 2016. See the “2015 Grants of Plan-Based Awards” table for information on SARs and stock options granted in 2015.

(2) See “Agreements with Our Named Executive Officers - Paul Kinnon Employment Agreement” for a description of Mr. Kinnon’s employment agreement with us. Mr. Kinnon was appointed our President and Chief Executive Officer effective as of September 30, 2013 and our Interim Chief Financial Officer effective as of October 31, 2014.

(3) Amounts paid to Mr. Kinnon in 2015 consisted of $10,600 in 401(k) matching contributions and $475 in long term disability insurance.

(4) Amounts paid to Mr. Kinnon in 2014 consisted of $10,400 in 401(k) matching contributions and $475 in long term disability insurance.

(5) See “Agreements with Our Named Executive Officers - Leon Richards Offer Letter” for a description of Mr. Richards’ offer letter with us. Mr. Richards was appointed our Chief Accounting Officer effective October 31, 2014. Mr. Richards has served as our Controller since November 2012.

(6) Amounts paid to Mr. Richards in 2015 consisted of $8,000 in 401(k) matching contributions and $380 in long term disability insurance.

(7) Amounts paid to Mr. Richards in 2014 consisted of $7,300 in 401(k) matching contributions and $347 in long term disability insurance.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2015 to our named executive officers. The SARs and stock option awards granted in fiscal year 2015 were granted under our 2006 Equity Incentive Plan, as amended (the “2006 Plan”). During the year ended December 31, 2015, no other equity awards were granted to our named executive officers. The option awards vest over three years and have a term of ten years. See the notes below the table for details on option vesting schedules.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Option Awards ($)(2)
Paul Kinnon
Stock options (3)	4/1/15	75,000	1.44	68,925

Leon Richards
Stock options (3)	4/1/15	80,000	1.44	73,520

(1) The exercise price of the stock awards represent the fair market value of our common stock on the date of grant as defined in the 2006 Plan.

(2) The amount in this column reflects the aggregate grant date fair value of each stock award granted to our named executive officers during the fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount shown does not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of this amount are included in Note 12 “Equity Incentive Plan” to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on April 14, 2016.

(3) The award vests over a three year period, with one-third vesting on the anniversary of the grant date, and has a term of ten years.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table provides certain information concerning outstanding option awards and SARs held by our named executive officers as of December 31, 2015. As of December 31, 2015, no other equity awards granted to our named executive officers were outstanding.

		Stock Appreciation Rights and Option Awards
Name	SARs and Option Award Grant Date	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)		SARs and Option Exercise Price ($)	SARS and Option Expiration Date

Paul Kinnon
Stock options	9/30/2013	134,374	44,792	(1)	4.32	9/30/2023
SARs	9/30/2013	62,708	20,625	(2)	4.32	9/30/2023
Stock options	2/18/2014	6,667	13,333	(3)	5.54	2/18/2024
Stock options	4/1/2015	—	75,000	(3)	1.44	4/1/2025

Leon Richards
Stock options	1/1/2013	2,777	1,389	(3)	7.56	1/1/2023
Stock options	5/3/2013	972	486	(3)	4.20	5/3/2023
Stock options	2/18/2014	1,000	2,000	(3)	5.54	2/18/2024
Stock options	11/4/2014	6,667	13,333	(3)	3.15	11/4/2024
SARs	11/4/2014	5,512	9,488	(2)	3.15	11/4/2024
Stock options	4/1/2015	—	80,000	(3)	1.44	4/1/2025

(1) The award vests over a three year period, with one-third of the shares subject to the award vesting on the first anniversary of the grant date and the remaining two-thirds vesting ratably over the next 24 months, subject to the executive’s continued employment with the Company.

(2) The award vests over a three year period, with 34% of the shares subject to the award vesting on the first anniversary of the grant date and the balance vesting ratably over the next 24 months, subject to the executive’s continued employment with the Company. The award has a term of ten years.

(3) The award vests over three years, with one-third of the shares subject to the award vesting on each anniversary of the grant date.

Fiscal Year 2015 SARs and Option Exercises and Stock Vested

No SARs or stock options were exercised by either of our named executive officers during fiscal year 2015.

Agreements with Our Named Executive Officers
Paul Kinnon Employment Agreement
We have entered into an employment agreement dated September 27, 2013 with Paul Kinnon, our President and Chief Executive Officer (the “Kinnon Employment Agreement”). The Kinnon Employment Agreement provides that Mr. Kinnon will be employed by us for a period of one year, subject to automatic renewal for additional one-year periods, unless terminated by either party upon written notice to the other at least three months prior to the subsequent one-year term. Under the terms of the Kinnon Employment Agreement, Mr. Kinnon will be paid an initial base salary of $350,000 per year. His base salary will be reviewed by the Compensation Committee of the Board for an increase on at least an annual basis and may be adjusted at any time in the Compensation Committee’s sole and absolute discretion, provided that any decrease in base salary must either be with Mr. Kinnon’s written permission, or be part of an across-the-board reduction that affects all senior executives of the Company by the same percentage. Commencing January 1, 2014, Mr. Kinnon became eligible to receive an annual bonus based on his performance under agreed upon goals, objectives and formulas, provided that his target bonus for any year may not be less than 40% of his then-current base salary. The Kinnon Employment Agreement provides for a severance payment to Mr. Kinnon equal to 12 months of Mr. Kinnon’s then-current base salary if he is discharged without “Cause” (as defined in the Kinnon Employment Agreement), other than due to Mr. Kinnon’s disability, or if Mr. Kinnon resigns for “Good Reason” (as defined in the Kinnon Employment Agreement), in each case provided that Mr. Kinnon executes a severance agreement and general release in favor of the Company. The Kinnon Employment Agreement also provides that Transgenomic will reimburse Mr. Kinnon for certain expenses associated with commuting from Solana Beach, California to our offices in Omaha, Nebraska and New Haven, Connecticut. The Kinnon Employment Agreement further provides that the vesting of the equity awards granted by us to Mr. Kinnon described below, as well as all future equity awards granted to Mr. Kinnon by us, will accelerate in full and become fully vested upon a Change in Control, as defined in the 2006 Plan.
Pursuant to the terms of the Kinnon Employment Agreement, Mr. Kinnon was granted an option to purchase 179,166 shares of common stock with an exercise price equal to the fair market value of one share of our common stock on the date of grant, which was September 30, 2013. One-third of the shares subject to the option vested on the first anniversary of the date of grant, with the remaining shares vesting in 24 substantially equal installments thereafter, subject to Mr. Kinnon’s continued employment with us on each such date. The option will accelerate in full and become fully vested upon Mr. Kinnon’s death, disability or retirement provided that he has continuously served as a director, employee or advisor of the Company for the two-year period immediately preceding such event.
Mr. Kinnon was also granted stock appreciation rights (“SARs”) pursuant to the terms of the Kinnon Employment Agreement with respect to 83,333 shares of common stock with an exercise price equal to the fair market value of one share of our common stock on the date of grant, which was September 30, 2013. 34% of the shares subject to the SARs vested on the first anniversary of the date of grant, with the remaining shares subject to the SARs vesting ratably over the remaining 24 months, subject to Mr. Kinnon’s continued employment with us on each such date. The SARs will accelerate in full and become fully vested upon Mr. Kinnon’s death, disability or retirement if he has continuously served as a director, employee or advisor of us for the two-year period immediately preceding such event. The SARs were granted pursuant to the 2006 Plan and a SARs agreement. Upon exercise of the SARs, Mr. Kinnon will be entitled to receive shares of our common stock or cash, subject to the terms of the SARs agreement.

On May 3, 2013, in connection with Mr. Kinnon’s services to us and pursuant to the terms of a Consulting Agreement between us and Mr. Kinnon, Mr. Kinnon was granted an option to purchase 12,500 shares of common stock. Pursuant to the terms of the Kinnon Employment Agreement, the option was rescinded and terminated on September 30, 2013.

On February 18, 2014, Mr. Kinnon was granted an option to purchase 20,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each anniversary of the date of grant. Additionally, on April 1, 2015, Mr. Kinnon was granted an option to purchase 75,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant, subject to Mr. Kinnon’s continued employment with (or providing continuous service to) us on each such date.

Leon Richards Offer Letter

We have entered into an Offer Letter dated November 6, 2012 with Leon Richards, our Chief Accounting Officer (the “Richards Offer Letter”). Under the terms of the Richards Offer Letter, Mr. Richards agreed to serve as our Corporate Controller and will be paid a base salary of $7,291.67 per semi-monthly pay period. Mr. Richards is entitled to a bonus in an amount equal to 25% of his salary for meeting the corporate objectives as defined by our Board.

On June 2, 2015, we entered into an amendment (the “Richards Offer Letter Amendment”) to the Richards Offer Letter, which provides that, in the event Mr. Richards’ employment with us is terminated without “Cause” (as defined in the Richards Offer Letter Amendment) prior to or within 12 months following a “Change in Control” (as defined in the Richards Offer Letter Amendment) of us, he shall be entitled to receive an amount equal to nine months of his base salary at the time of his termination, subject to Mr. Richards signing and delivering a release of claims to us. The Richards Offer Letter Amendment further provides that in the event Mr. Richards is employed with us upon a Change in Control, any stock options that are outstanding and unvested as of immediately prior to such Change in Control shall vest in their entirety, and become fully exercisable, as of immediately prior to, and contingent upon, such Change in Control. The Richards Offer Letter Amendment also provides that unless Mr. Richards’ employment is terminated by us for Cause, he will have until the earlier of the following dates to exercise any then-vested and outstanding stock options: (i) 180 days after the termination of his employment, or (ii) the date on which the stock options otherwise would become unexercisable, ignoring the fact that his employment terminated.

Pursuant to the terms of the Richards Offer Letter, Mr. Richards was granted an option to purchase 4,166 shares of common stock with an exercise price equal to the fair market value of one share of our common stock on the date of grant, which was January 1, 2013. The option vested over a three-year period, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant.

On May 3, 2013, Mr. Richards was granted an option to purchase 1,458 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant, subject to Mr. Richards’ continued employment with us on each such date. Mr. Richards was also granted an option to purchase 3,000 shares of common stock on February 18, 2014. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant, subject to Mr. Richards’ continued employment with us on each such date.
On November 4, 2014, Mr. Richards was granted an option to purchase 20,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant, subject to Mr. Richards’ continued employment with us on each such date. Mr. Richards was also granted SARs on November 4, 2014 with respect to 15,000 shares of common stock with an exercise price equal to the fair market value of one share of common stock on the date of grant. The SARs vest over a three year period, with 34% of the shares subject to the SARs vesting on the first anniversary of the date of grant and the balance vesting ratably over the remaining 24 months, subject to Mr. Richards’ continued employment with us on each such date.
On April 1, 2015, Mr. Richards was granted an option to purchase 80,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant, subject to Mr. Richards’ continued employment with (or providing continuous service to) us on each such date.

Potential Payments Upon Termination or Change of Control

We have an employment agreement with Mr. Kinnon. In the event of involuntary discharge, Mr. Kinnon is entitled to receive a severance payment equal to his then current annual base salary. Additionally, pursuant to the terms of the Richards Offer Letter, as amended by the Richards Offer Letter Amendment, in the event Mr. Richards’ employment with us is terminated without

“Cause” (as defined in the Richards Offer Letter Amendment) prior to or within 12 months following a “Change in Control” (as defined in the Richards Offer Letter Amendment) of us, he will be entitled to receive an amount equal to nine months of his base salary at the time of his termination, subject to Mr. Richards signing and delivering a release of claims to us.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. While risk-taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks.

DIRECTOR COMPENSATION

It is our Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage between corporate performance and stockholder interests, our Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in our common stock.

Our Board has the authority to approve all compensation payable to our directors, although our Compensation Committee is responsible for making recommendations to our Board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist our Compensation Committee in making recommendations regarding director compensation. Our Board and Compensation Committee annually review our director compensation. In connection with director compensation decisions in 2015, our Board and the Compensation Committee reviewed in 2012 the market director compensation data paid by companies in the life sciences industry as reported by Top 5 Data Services, Inc. (the “2011 Director Competitive Analysis”). The 2011 Director Competitive Analysis contained data for 217 publicly traded medical device companies and 331 biopharmaceutical companies, with 65 companies assigned to both sectors based on their mix of products. Based on its review of the 2011 Director Competitive Analysis, the Board did not make any changes to our director compensation program in 2015 and continued with the program adopted in 2011 and used in 2012, 2013 and 2014, which is further discussed below.
Cash Compensation
Directors who are also one of our employees are not separately compensated for serving on the Board other than reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors are paid an annual retainer of $20,000 and receive reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors serving on any committee of the Board are paid an additional annual retainer of $2,500 unless they are also a chairperson of a committee. The chairperson of the Audit Committee receives an additional annual retainer of $8,000 and the chairperson of any other committee receives an additional annual retainer of $4,000. All directors’ fees paid annually or quarterly were prorated for partial periods. In addition, any independent director who attends more than four meetings per quarter, which includes committee meetings, receives $500 for each meeting attended over the four.
Equity-Based Compensation

From 2011 through 2013, our director compensation policy was to grant annually to each continuing independent director an option to purchase 2,083 shares of our common stock. In 2014, the amount of that grant was 3,000 shares and in 2015 it was 5,000 shares. These options vest after one year and are subject to the director’s continued service with the Company through the vesting date. Under our policy, additional annual grants of options may be made each year by the Compensation Committee in its sole discretion. Upon initial appointment to the Board, our independent directors are also entitled to receive an option to purchase shares of our common stock under the 2006 Plan, with the number of shares as determined by the Board or the Compensation Committee, which option vests after one year, subject to the director’s continued service with the Company through the vesting date. All options granted to independent directors have exercise prices equal to the fair market value of our common stock on the grant date, as determined in accordance with the 2006 Plan.

On April 1, 2015, our independent directors, as of that date, were each granted a non-qualified option to purchase 5,000 shares of our common stock with an exercise price equal to $1.44. The options vested in full on April 1, 2016, the one year anniversary of the grant date.

Director Summary Compensation Table

The following table provides information regarding our compensation for non-employee directors during the year ended December 31, 2015. Directors who are our employees did not receive compensation for serving on the Board or its committees in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Doit L. Koppler, II	33,500	4,595	38,095
Robert M. Patzig	38,500	53,385	91,885
Michael A. Luther, Ph.D.	34,500	4,595	39,095
Mya Thomae	19,210	6,046	25,256
John D. Thompson (2)	43,000	4,595	47,595

(1) The amounts reflected in this column reflect the grant date fair value of each option award granted during 2015, as determined in accordance with FASB ASC Topic 718. The amounts shown do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in Note 12 “Equity Incentive Plan” to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on April 14, 2016. The weighted average grant date fair value of the options granted to our independent directors in 2015 was $0.98 per share. The aggregate grant date fair value for all options granted to our independent directors in 2015 was $73,216.

(2) Mr. Thompson resigned from the Board effective January 14, 2016 and the option awards included in this table were canceled as of that date.

The following table sets forth each independent director’s aggregate number of option awards outstanding as of December 31, 2015:

Name	Vested Stock Option Awards	Unvested Stock Option Awards	Aggregate Stock Option Awards
Doit L. Koppler, II	10,499	5,000	15,499
Robert M. Patzig	10,499	55,000	65,499
Michael A. Luther, Ph.D.	5,000	5,000	10,000
Mya Thomae	—	5,000	5,000
John D. Thompson (1)	5,000	5,000	10,000

(1) Mr. Thompson resigned from the Board effective January 14, 2016 and the option awards included in this table were canceled as of that date.

Equity Compensation Plan Information

The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of December 31, 2015.

	(a)	(b)	(c)
PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) )
Equity compensation plans approved by security holders (1)	1,206,127	$3.51	385,275
Equity compensation plans not approved by security holders	—	—	—
Total	1,206,127	$3.51	385,275

(1)	Consists of our 2006 Equity Incentive Plan.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our Bylaws, stockholder proposals submitted for presentation at the Annual Meeting, including nominations for directors, must be received by our Corporate Secretary at c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164 no later than 35 days prior to the date of the Annual Meeting. If less than 35 days’ notice of the Annual Meeting is given, then stockholder proposals must be received by our Corporate Secretary no later than 7 days after the mailing date of the notice of the Annual Meeting to stockholders.  Accordingly, stockholder proposals to be submitted for presentation at the Annual Meeting must be received by our Corporate Secretary no later than May 6, 2016. Any stockholder nomination for a director must set forth the name, age, address and principal occupation of the person nominated, the number of shares of our common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.
In order to be included in our proxy statement relating to next year’s annual meeting, stockholder proposals must be submitted in writing by December 30, 2016 to our Corporate Secretary at c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164. The inclusion of any such proposal in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

A copy of our Annual Report is being mailed to our stockholders along with this Proxy Statement. We are sending only one Annual Report and Proxy Statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder is residing at such an address and wishes to receive a separate Annual Report or Proxy Statement in the future, such stockholder may request them by calling our Corporate Secretary at (402) 452-5400, or by submitting a request in writing to our Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164. If a stockholder is receiving multiple copies of our Annual Report and Proxy Statement, such stockholder can request householding by contacting the Corporate Secretary in the same manner described above. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

Management does not currently intend to bring any matter before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, we will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairperson of the Board and the chairperson of any committee of the Board, by sending a written communication to the Board or the appropriate director (which may be marked as confidential), addressed to the attention of our Corporate Secretary at our home office. All communications received by the Corporate Secretary will be screened by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters will be handled in accordance with the terms of the Company’s policies.

Our Annual Report on Form 10-K, as filed by the Company with the SEC, is included in our Annual Report that is being delivered to our stockholders together with this Proxy Statement. The Annual Report on Form 10-K is not, however, to be considered part of this proxy solicitation material. A copy of our Annual Report and our Annual Report on Form 10-K is available without charge upon written request to our Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164.

None of the information set forth in this Proxy Statement under the heading “Report of the Audit Committee” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

By Order of the Board of Directors
/S/ PAUL KINNON
Paul Kinnon, President, Chief Executive Officer and Interim Chief Financial Officer

Omaha, Nebraska
April 29, 2016

TRANSGENOMIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 2, 2016
9:30 A.M., Central Daylight Time

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska

Transgenomic®
Advancing Personalized Medicine

revocable proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 2, 2016 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby authorizes each member of the Board of Directors and the Chief Executive Officer of Transgenomic, Inc. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Transgenomic, Inc., 12325 Emmet Street, Omaha, Nebraska on Thursday, June 2, 2016, at 9:30 a.m., Central Daylight Time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment or postponement thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for June 2, 2016, the Proxy Statement for the Annual Meeting and the Company's 2015 Annual Report to Stockholders prior to the signing of this proxy.

This proxy is governed by the laws of the State of Delaware.

See reverse for voting instructions.

Transgenomic®
Advancing Personalized Medicine

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET– www.proxypush.com/tbio
Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 1, 2016.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 1, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. ELECTION OF DIRECTORS NOMINEES FOR CLASS I (term to expire in 2019):
01 Robert M. Patzig
02 Paul Kinnon

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Conduct an advisory vote to approve named executive officer compensation. ☐ For ☐ Against ☐ Abstain

3. AUDITORS. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. ☐ For ☐ Against ☐ Abstain

4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. Management is not aware of any other matters which should come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________, 2016

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.